                                                                      EXHIBIT 3
                                                                      ---------

                             STOCKHOLDER'S AGREEMENT

         This Stockholder's Agreement, dated as of October 26, 2001 (the "Agreement"), is made by and between Trinity Industries, Inc., a Delaware corporation (the "Company"), and Thrall Car Management Company, Inc., a Delaware corporation ("Newco") (Newco and any other party, including a Permitted Transferee, who, in accordance with the terms of this Agreement, executes and delivers to the Company a written document in the form attached hereto as Exhibit A, agreeing to be bound by this Agreement, are collectively referred to herein as the "Holders" and individually, a "Holder").

         WHEREAS, Newco and the Company have executed an Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 13, 2001, pursuant to which the Company will acquire by a statutory merger (through a wholly owned subsidiary) Thrall Car Manufacturing Company, an Illinois corporation and wholly owned subsidiary of Newco ("Thrall"), and in partial consideration therefor, the issued and outstanding shares of Common Stock of Thrall will be converted into Seven Million One Hundred Fifty Thousand (7,150,000) shares of the Company's common stock, $1.00 par value (the "Common Stock"), subject to the terms and conditions of the Merger Agreement and this Agreement; and

         WHEREAS, capitalized terms used herein shall have the meanings given them in the Merger Agreement, unless otherwise expressly defined herein;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein and in the Merger Agreement and as inducement to the Company and Newco to enter into the Merger Agreement, the parties hereto agree as follows:

         Section 1. Definitions.

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "Acceptable Designee" means any individual whose business reputation and experience, in the reasonable judgment of the Board of Directors, is comparable or superior to that of Craig Duchossois and whose business interests are not in conflict with the Company's.

         "Affiliate" means any Person that, directly or indirectly, controls or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

         "Agreement" is defined in the preamble to this Stockholder's Agreement.

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         "Associate" has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

         "Authority" means any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body.

         "Board of Directors" means the Board of Directors of the Company.

         "Change of Control" means, with respect to Newco or a Permitted Transferee (other than an individual), (i) the acquisition of Newco or the Permitted Transferee, as the case may be, by another Person other than a Related Person or Permitted Transferee by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation or combination, but excluding any merger effected primarily for the purpose of changing the domicile of such entity and excluding a transfer by gift or bequest), (ii) a sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of Newco or the Permitted Transferee, as the case may be, or (iii) the liquidation or dissolution of Newco or the Permitted Transferee, as the case may be, if at the time of such dissolution or liquidation such Person is the owner, beneficially or of record, of Shares in an amount in excess of those Shares owned by such Person immediately prior to the date hereof (Newco shall be deemed to own, as of the time immediately prior to the date of this Agreement, 600,000 Shares for purposes of this definition).

         "Closing Date" means October 26, 2001.

         "Closing Price" means, with respect to any securities on any date, the last sale price of such securities on such date on the national securities exchange on which such securities are listed and principally traded, or if such securities are not listed on any national securities exchange, as reported by NASDAQ at the close of business on such date, or if such securities are not listed on any national securities exchange or reported by NASDAQ, the average of the high bid and low bid asked quotations for such securities as reported by the NASD automated quotation system at the close of business on such date, or if on any such date such securities are not quoted or so listed by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such securities mutually selected by the Company and the Selling Holder.

         "Commission" means the Securities and Exchange Commission.

         "Common Stock" means shares of the Company's common stock, $1.00 par value.

         "Company" means Trinity Industries, Inc., a Delaware corporation, and its successors.

         "Competitor" means any Person directly or indirectly engaged in the business of manufacturing railcars or leasing railcars, if the Person generated at least $100 million in revenues from railcar leasing in each of the Person's last three fiscal years.

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         "Designee" means Craig Duchossois during the period that he is a member of the Board of Directors, and thereafter each Successor Designee during the period that such Person is a member of the Board of Directors.

         "Disposition" is defined in Section 6(a) of this Agreement.

         "Encumbrance" means any charge, claim, community property interest, equitable interest, lien, option, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "Family" means Richard Duchossois, his children and their respective spouses and his grandchildren and their respective spouses.

         "Family Affiliate" means Richard Duchossois and each of his four children (collectively, the "Family Affiliates").

         "Holder" and "Holders" are defined in the preamble to this Agreement.

         "Holding Period" means the period beginning on the Closing Date and ending on the close of business on the earlier to occur of the following: (a) the second anniversary of the Closing Date and (b) the date on which any of the events listed in Sections 8.1.4, 8.1.5, 8.1.6, 8.1.7, 8.1.8 or 8.1.9 of the
Merger Agreement occurs.

         "Market Price" means, with respect to any class of securities on any date, the average of the daily Closing Price of such securities for the 20 consecutive trading days immediately prior to such date.

         "Market Sale" is defined in Section 6(e) of this Agreement.

         "Material Interest" means direct or indirect "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of (i) voting securities or other voting interests representing at least 35% of the outstanding voting power of a Person or (ii) equity securities or other equity interests representing at least 35% of the outstanding equity ownership in a Person.

         "Merger Agreement" is defined in the recitals of this Agreement.

         "Newco" is defined in the preamble to this Agreement.

         "Offer" is defined in Section 6(e) of this Agreement.

         "Offer Price" means, with respect to any Disposition of Shares permitted by this Agreement, the bona fide proposed price per Share in such Disposition.

                                       3

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         "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (e) any amendment to any of the foregoing.

         "Permitted Transferee" means (i) any Related Person with respect to Newco or (ii) any Family Affiliate, in each case, who acquires any Shares and executes and delivers to the Company a written document in the form attached hereto as Exhibit A, agreeing to be bound by this Agreement prior to or as of the acquisition of such Shares.

         "Permitted Percentage" is defined in Section 5(a) of this Agreement.

         "Prohibited Holder" is defined in Section 6(b)(v) of this Agreement.

         "Registration Rights Agreement" means that certain Registration Rights Agreement entered into as of the date hereof between the Company and Newco pursuant to the terms of the Merger Agreement.

         "Related Person" means, with respect to a particular individual: (a) each member of such individual's Family; (b) each Affiliate of such individual;
(c) each Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) each Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). "Related Person" means, with respect to a Person other than an individual: (u) each Affiliate of such Person; (v) each Person that holds a Material Interest in such specified Person; (w) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (x) each Person in which such specified Person holds a Material Interest; (y) each Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (z) each Related Person of any individual described in clause (v) or (w). Without limiting the foregoing, each of Duchossois Industries, Inc., Duchossois TECnology Partners, LLC, Chamberlain Manufacturing Corporation, The Chamberlain Group, Inc. and any Subsidiary of any of the foregoing, meet the definition of "Related Person" with respect to Newco, and Churchill Downs, Inc. and its Subsidiaries do not meet and shall never be deemed to meet the definition of "Related Person" with respect to Newco or any Family Affiliate.

         "Rights Plan" means that certain Rights Agreement, dated as of March 11, 1999, as amended, between the Company and The Bank of New York.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

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         "Selling Holder" is defined in Section 6(e).

         "Shares" means the shares of Common Stock acquired by Newco pursuant to the Merger Agreement, together with any Voting Securities (including, without limitation, Common Stock) of the Company now owned or hereafter acquired by Newco or any of the Family Affiliates or subsequent Holders.

         "Standstill Period" means the period beginning on the Closing Date and terminating on: (i) the seventy-eighth (78/th/) month anniversary of the Closing Date if there is no Designee that is a member of the Board of Directors on the fifth anniversary of the Closing Date or if there is a Designee serving as a member of the Board of Directors on the fifth anniversary of the Closing Date and the Designee has not, on or before such fifth anniversary date, notified the Company in writing, in the form attached hereto as Exhibit B, of the Designee's election to extend the Standstill Period to the tenth anniversary of the Closing Date, or (ii) the tenth anniversary of the Closing Date if there is a Designee serving as a member of the Board of Directors on the fifth anniversary of the Closing Date and such Designee has delivered to the Company an extension notification in the form attached hereto as Exhibit B on or before the fifth anniversary of the Closing Date.

         "Subsidiary" has the meaning set forth in the Merger Agreement.

         "Successor Designee" means a nominee (other than Craig Duchossois) for the Board of Directors designated by the Holders in accordance with Section 8.

         "Third Person" means a Person other than a Holder.

         "Thrall" is defined in the recitals to this Agreement.

         "Voting Securities" means any equity securities of the Company generally entitled to vote in the election of directors at any meeting of the stockholders of the Company.

         Section 2. The Company's Representations and Warranties.

         The Company represents and warrants to the Holders as follows:

         (a)  Organization and Good Standing. The Company is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware.

         (b)  Authority. The Company has the full power and authority to
              ---------
execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

         (c)  Enforceability. This Agreement has been duly and validly
              --------------
authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally.

         (d)  No Conflicts. The execution and delivery of this Agreement and the
              ------------
consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Organizational Documents of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of the Company to perform its obligations hereunder.

         Section 3. Newco's Representations and Warranties.

         Newco represents and warrants to the Company as follows:

         (a)  Organization and Good Standing. Newco is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         (b)  Authority. Newco has the full power and authority to execute,
              ---------
deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

         (c)  Enforceability. This Agreement has been duly and validly
              --------------
authorized, executed and delivered by Newco, and constitutes a legal, valid and binding agreement of Newco, enforceable against Newco in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally.

         (d)  Beneficial Ownership. As of the date hereof, Newco is the record
              --------------------
and beneficial owner of 7,750,000 Shares, and except for the restrictions set forth in this Agreement, Newco owns such Shares free and clear of any Encumbrance. As of the date hereof, none of the Family Affiliates own any Shares of record or beneficially, other than the 150 Shares owned by Craig Duchossois. Except for the rights of Newco and the Family Affiliates to acquire Shares pursuant to the Merger Agreement and this Agreement, none of Newco or the Family Affiliates possesses any rights to acquire any additional Voting Securities.

         (e)  Accredited Investor. Newco is an "accredited investor" within the
              -------------------
meaning of Regulation D under the Securities Act and it is acquiring the Shares of its own account and not with a view to the public distribution thereof.

         (f)  No Conflicts. The execution and delivery of this Agreement and the
              ------------
consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Organizational Documents of Newco, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which Newco or any Family Affiliate is a party or by which Newco or any Family Affiliate or any of their respective properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which Newco or any Family Affiliate or any of their respective properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of Newco or any of the Family Affiliates to perform their respective obligations hereunder.

         Section 4. Covenants of the Holders.

         (a)  Restrictions on Conduct Relating to Corporate Control. During the
              -----------------------------------------------------
Standstill Period, except (i) upon the prior written approval of the Company or
(ii) as otherwise specifically permitted by this Agreement, none of Newco or any Family Affiliate or subsequent Holder shall, directly or indirectly, through one or more intermediaries or otherwise, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act, which meanings shall apply for all purposes of this Agreement):

              (i) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to any Voting Securities (including by the execution of actions by written consent), become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to the Company or seek to advise, encourage or influence any Person (except for Persons described in Section 6(b) hereof who are otherwise bound by this Agreement) with respect to the voting of any Voting Securities; provided, however, that none of Newco or any Family Affiliate or subsequent Holder shall be prevented hereunder from being a "participant" in support of the management of the Company, by reason of the membership of a Designee on the Board of Directors or the inclusion of a Designee on the slate of nominees for election to the Board of Directors proposed by the Board of Directors;

              (ii) initiate, propose or otherwise solicit, or participate in the solicitation of, stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or knowingly induce any other individual or entity to initiate any stockholder proposal relating to the Company;

              (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act), act in concert with any other Person or otherwise take any action or actions which would cause it to be deemed a "person" (for purposes of Section 13(d) of the Exchange Act) (other than to the extent it is a "person" at the time of consummation of the transactions contemplated by the Merger Agreement and this Agreement), with respect to acquiring, disposing of or voting any

Voting Securities, except as may result from Dispositions permitted by this Agreement;

     (iv) participate in or encourage the formation of any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which owns or seeks or offers to acquire beneficial ownership of securities of the Company or rights to acquire such securities or which seeks or offers to affect the control or management of the Company or for the purpose of circumventing any provision of this Agreement;

     (v) deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities unless the provisions of the voting trust or arrangement or agreement conform and do not conflict with any of the provisions of this Agreement and all of the parties to the voting trust or arrangement or agreement are otherwise, or agree to be, bound by this Agreement;

     (vi) seek election to, seek to place a representative on, or seek the removal of any member of, the Board of Directors, except pursuant to Section 8 hereof;

     (vii) call or seek to have called any meeting of the stockholders of the Company, or sign a written consent authorizing any action to be taken without a meeting of the stockholders of the Company;

     (viii) solicit, seek or offer to effect, negotiate with or provide any information to any Person (except for Persons described in Section 6(b) hereof who are otherwise bound by this Agreement) with respect to, make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors, to any director or officer of the Company or to any other stockholder of the Company with respect to, or otherwise formulate any plan or proposal or make any public announcement, proposal, offer or filing under the Exchange Act, any similar or successor statute or otherwise, or take action to cause the Company to make any such filing, with respect to:

            A. any form of business combination or transaction involving the Company (other than transactions contemplated by this Agreement, including, without limitation, giving the Company an Offer pursuant to Section 6(e), or the Merger Agreement) or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's or any of its material Subsidiaries' assets;

            B. any form of restructuring, recapitalization or similar transaction with respect to the Company or any Affiliate thereof, including, without limitation, a merger, exchange offer or liquidation of the Company's or any of its material Subsidiaries' assets;

            C. any acquisition or disposition of material assets of the Company or any of its material Subsidiaries;

                  D. any request to amend, waive or terminate the provisions of this Agreement; or

                  E. any proposal or other statement inconsistent with the terms of this Agreement;

              provided, however, that Newco, the Family Affiliates and subsequent Holders may discuss the affairs and prospects of the Company, the status of their investment in the Company and any of the matters described in clauses (A) through (E) of this paragraph at any time, and from time to time, with the Board of Directors or any director or executive officer of the Company or any director or executive officer of any subsidiary of the Company and Newco, the Family Affiliates and subsequent Holders may discuss any matter, including any of the foregoing, with or among Newco, the Family Affiliates and subsequent Holders, or with their outside legal and financial advisors, if as a result of any such discussions they are not required to make, and do not make, any public announcement or filing under the Exchange Act otherwise prohibited by this Agreement as a result thereof;

              (ix) otherwise act, alone or in concert with others (including by providing financing for another party), to seek or offer to control or influence, in any manner, the management, Board of Directors or policies of the Company; provided, however, that this provision shall not prevent the then Designee from participating in, or otherwise seeking to affect the outcome of, discussions and votes of the Board of Directors with respect to matters coming before it;

              (x) advise, assist, finance, knowingly instigate or knowingly encourage any third party to take any of the actions enumerated in this
         Section 4(a); or

              (xi) disclose or publicly announce any intention, plan or arrangement inconsistent with the foregoing.


         If Newco, Richard Duchossois or Craig Duchossois receives any written or credible oral proposal, offer or inquiry regarding any of the matters described in this Section 4(a), such Person shall promptly notify the Company in writing of the nature and content of such matter, including the names of the Persons involved with such matter.

         (b)  Prohibitions Against a Change of Control. During the Standstill
              ----------------------------------------
Period, there shall not occur a Change of Control with respect to Newco or any Permitted Transferee.

         (c)  Voting. During the Standstill Period, Newco and each of the
              ------
subsequent Holders that own Shares shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed to be present, at all properly called meetings of stockholders of the Company of which Newco and the subsequent Holders have notice so that all Voting Securities beneficially owned by such Persons shall be counted for purposes of determining the presence of a quorum at such meetings. Except as otherwise expressly permitted by this Agreement, during the Standstill Period, at all stockholder meetings at which Voting Securities owned beneficially by Newco and/or the subsequent Holders are entitled to vote, Newco and each of the subsequent Holders shall vote all such Voting

Securities in accordance with the recommendation or direction of the Board of Directors, including, without limitation (i) in all elections of directors of the Company as long as the Company is in compliance with Sections 8(a) and (b) of this Agreement and (ii) on all other matters submitted for stockholder approval that are supported by the Board of Directors; provided, that Newco and the subsequent Holders may vote the Voting Securities owned by them as they determine in their sole discretion with respect to any of the following transactions approved by the Board of Directors that are presented at a meeting of stockholders of the Company for their approval: (W) the issuance of any preferred stock if after such issuance the Company will have issued, since the date of this Agreement, preferred stock with an aggregate purchase price of more than $50 million or the issuance of any equity security with voting rights that are greater in any respect than those of the Common Stock, (X) any disposition of the Company (by way of merger, sale of assets or otherwise) or a substantial part of its assets, (Y) any recapitalization of the Company (other than a recapitalization for the purpose of forming a holding company or to effect a change in the Company's state of incorporation), including, without limitation, any leveraged buyout of the Company or similar going-private transaction, or (Z) any liquidation of, or consolidation involving, the Company.

         Section 5. Restrictions Against the Acquisition of Voting Securities.

         (a)  Restrictions Against Acquisitions. During the Standstill Period,
              ---------------------------------
none of Newco or any Related Person or subsequent Holder shall acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, or exercise any attribute of beneficial ownership (as defined on the date hereof in Rule 13d-3 of the Commission under Section 13(d) of the Exchange
Act) with respect to, any Voting Securities of the Company, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Voting Securities of the Company except:

               (i) in connection with the consummation of the transactions contemplated by the Merger Agreement;

              (ii) by way of stock dividend, stock split, reorganization, recapitalization, merger, consolidation or other like distributions made available to holders of Common Stock generally;

              (iii) through purchases from time to time, in the open market or in privately negotiated transactions, up to an aggregate number of Voting Securities which, when added to the Voting Securities then owned by Newco, the Family Affiliates, the subsequent Holders and their respective Affiliates and Associates (other than Shares permitted to be acquired under Section 5(a)(iv)), would result in such Persons owning together no more than 19.9% of the then outstanding Voting Securities (such percentage being referred to herein as the "Permitted Percentage"); or

               (iv) in the case of a Designee or former Designee, pursuant to the terms of any director's stock option, stock purchase or other similar plans, if any.

         (b)  Limitation on Percentage Owned. Notwithstanding Section 5(a),
              ------------------------------
without the prior written approval of the Board of Directors, Newco, the Related Persons and the subsequent Holders may at no time collectively own (without including any Voting Securities owned or acquired by a Designee or former Designee pursuant to the terms of any director's stock option, stock purchase or other similar plans, if any) more than the Permitted Percentage of Voting Securities; provided, however, that Newco, the Family Affiliates and the subsequent Holders may collectively own more than the Permitted Percentage of Voting Securities to the extent resulting from any repurchase of Voting Securities by the Company.

         (c)  Legend for Shares Acquired Other Than Pursuant to the Merger
              ------------------------------------------------------------
Agreement. Promptly upon the acquisition by Newco or any Family Affiliate or
---------
subsequent Holder of any Voting Securities other than pursuant to the Merger Agreement, such Person shall surrender the certificates representing such Shares to the Company and the Company shall place the last two sentences of the legend in Section 7 and, if applicable, the first sentence of the legend in Section 7, on such certificates and thereafter reissue such certificates to such Person.

         Section 6. Disposition of Shares and the Company's Right of First Refusal.

         (a)  Holding Period Restrictions on Transfer. During the Holding
              ---------------------------------------
Period, none of Newco or any subsequent Holder shall sell, assign, transfer, pledge, hypothecate, encumber, grant any option with respect to or otherwise dispose of any interest in (or enter into any agreement or understanding with respect to the foregoing), directly or indirectly, any Shares (a "Disposition") except:

              (i)  to a Permitted Transferee; or

              (ii) to a bona fide financial institution in connection with the grant of a pledge or other encumbrance securing a bona fide loan so long as the pledgee agrees in writing prior to the creation of the pledge that upon any transfer to the pledgee or purchaser at foreclosure of any Shares upon any foreclosure or otherwise, such Shares and the pledgee thereof shall remain and become subject to the restrictions contained in this Agreement.

         (b)  Post-Holding Period Restrictions on Transfer. Except as otherwise
              --------------------------------------------
provided in this Section 6, after the Holding Period and until the termination of the Standstill Period, subject to the provisions of Section 6(e) hereof, none of Newco or any subsequent Holder shall effect a Disposition of any Shares except:

              (i) to the Company or in a transaction approved by the Chief Executive Officer of the Company in writing prior to such transaction;

              (ii) to a Permitted Transferee;

              (iii) pursuant to any tender or exchange offer made pursuant to
         Section 14(d) of the Exchange Act (A) that is recommended to the stockholders of the Company by the Board of Directors or (B) with respect to which the Board of Directors has stated it will remain neutral and has taken action to redeem its Rights

         Plan, (it being understood that none of Newco or any subsequent Holder shall tender its Shares pursuant to such tender or exchange offer until the Company has publicly taken a position to recommend such offer or has stated that it will remain neutral and has taken action to redeem the Rights Plan) in accordance with Rule 14e-2 of the Exchange Act, any successor regulation or otherwise;

              (iv) to a bona fide financial institution in connection with the grant of a pledge or other encumbrance securing a bona fide loan so long as the pledgee agrees in writing prior to the creation of the pledge that upon any transfer to the pledgee or purchaser at foreclosure of any Shares upon any foreclosure or otherwise, such Shares and the pledgee thereof shall remain and become subject to the restrictions contained in this Agreement;

              (v) to a Third Person pursuant to bona fide open market "brokers' transactions" as permitted by the provisions of Rule 144 under the Securities Act (other than pursuant to the provisions of clause (k) thereof); provided, however, that none of Newco or any subsequent Holder shall effect a Disposition under this clause (v) if such Person knows or has reasonable grounds to believe that such Third Person and such Third Person's Affiliates, or any group of which such Third Person may be a member holds in the aggregate more than (a) 5%, if such Third Person is not entitled to file a Schedule 13G with respect to the ownership of Voting Securities of the Company and (b) 10% if and for so long as such Third Person is entitled to file a Schedule 13G with respect to the ownership of Voting Securities of the Company (any such Third Person who would hold in excess of the referenced percentage being referred to herein as a "Prohibited Holder") of the outstanding Voting Securities after such transaction;

              (vi) to a Third Person (other than a Competitor) in a valid private placement to a Person that (A) Newco or the subsequent Holder reasonably believes after due inquiry would not be a Prohibited Holder following such transaction and obtains a written representation from the purchaser to that effect or (B) agrees in writing to be bound by the terms of this Agreement and the Board of Directors approves such transaction; or

              (vii) pursuant to an underwritten public offering under the Securities Act in accordance with the terms of the Registration Rights Agreement, pursuant to which the managing underwriter agrees to effect the sale of the Voting Securities in a manner which shall effect a broad distribution thereof and provided that neither Newco nor any subsequent Holder shall effect a Disposition in an underwritten public offering if such Person knows or has reasonable grounds to believe that a Third Person purchasing Shares in the offering is a Competitor or would be a Prohibited Holder after giving effect to the purchase (other than the underwriters or any selected dealers).

         (c)  Restrictions on Transfer to a Competitor. Except as otherwise
              ----------------------------------------
provided in this Section 6, neither Newco nor any subsequent Holder shall effect any Disposition of any Shares to a Competitor until after the tenth anniversary of the Closing Date.

     (d)  Restrictions on Transfer to Prohibited Holders. Neither Newco nor any
          ----------------------------------------------
subsequent Holder shall effect a Disposition of any Shares, if such Person knows or has reasonable grounds to believe that the purchaser would be a Prohibited Holder after giving effect to such Disposition until after the tenth anniversary of the Closing Date.

     (e)  Right of First Refusal.
          ----------------------

          (i) At any time that Newco and the subsequent Holders collectively own 8% or more of the total outstanding Voting Securities, notwithstanding any other provision of this Agreement, during the Standstill Period, neither Newco or any subsequent Holder (a "Selling Holder") shall effect any Disposition (other than to a Permitted Transferee) of more than 1,000,000 Shares in the aggregate in any twelve month period without first making an offer in writing in accordance with this Section 6(e) to sell such Shares to the Company at the Offer Price or the Market Price, as applicable, and upon such other bona fide terms and conditions upon which the Selling Holder proposes to make such Disposition (the "Offer"). Upon receipt of such Offer (which shall also set forth the proposed method of payment, the amount and class of Shares to be sold, the identity (if known) of the Person to whom the Selling Holder proposes to effect the Disposition of such Shares, the other material terms (to the extent known) upon which such Disposition is to be made and all other relevant information reasonably requested by the Company), the Company shall have 10 days to accept such Offer by delivering a written notice to the Selling Holder irrevocably electing to purchase all, but not less than all, of the Shares covered thereby; provided, however, that if the proposed Disposition is to be made pursuant to a tender or exchange offer made pursuant to Section 14(d) of the Exchange Act which is recommended to the stockholders of the Company by the Board of Directors or with respect to which the Company remains neutral and has taken action to redeem the Rights Plan in accordance with Rule 14e-2 of the Exchange Act, any successor regulation or otherwise, the Company shall have one day less than the number of days remaining before such tender or exchange offer, as it may be amended, expires to accept such Offer and notify the Selling Holder of the number of Shares the Company is electing to purchase. If the Company elects to accept such Offer, the closing of the purchase pursuant thereto shall occur, with payment in immediately available funds, on the latest of (i) 5 days after the acceptance by the Company of such Offer, (ii) the closing date provided for in the Offer or (iii) the end of such period of time as the Company and the Selling Holder may reasonably require in order to comply with applicable laws and regulations. Transfers pursuant to Section 6(a), 6(b)(i), 6(b)(ii) and 6(b)(iv) hereof are not subject to the provisions of this Section 6(e).

          (ii) If the Offer specifies that the Shares are to be sold in the market in a method whereby the price cannot be determined at the time of the making of the Offer (a "Market Sale"), the purchase price for the Shares proposed to be sold shall be equal to the greater of (i) the negotiated price, if any, between the Company and the Selling Holder and
     (ii) the Market Price of such Shares on the date of such Offer. Market Sales shall be deemed to be for cash.

          (iii) If the purchase price specified in the Offer includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (determined as provided below) of such other property included in such price. The value of any non-cash property shall be determined in the following manner:

                A. The value of securities which are publicly traded shall be deemed to be the Market Price of such securities on the date of the Offer; and

                B. The value of any other property shall be determined by an appropriate expert mutually selected by the Company and the Selling Holder. The determination of the dollar value of the non-cash consideration at issue by any such expert shall be made promptly (but in no event more than 15 business days after receipt of the Offer) and shall be conclusive and binding on all the parties hereto.

          (iv) The Disposition to any Third Party of such Voting Securities shall not be made until such determination referred to in Section 6(e)(iii)(B) has been completed and delivered to all the parties hereto. The Company shall have the later of (i) five business days after the receipt of such determination by the expert referred to in Section 6(e)(iii)(B) and (ii) the applicable time period set forth in Section 6(e)(i) within which to accept such Offer.

          (v) If the Company has not exercised its option to purchase the Shares pursuant to the Offer, the Selling Holder shall be free, for a period of 60 days (or, if longer, 60 days from the effective date of a registration statement under the Securities Act, if such registration is required) from the date of the Company's rejection of the Offer (which, unless the Company shall have given written notice of its rejection of the Offer, shall be deemed to have occurred on the last day on which the Company could accept the Offer in accordance herewith), to sell all of the Shares proposed to be sold to the third party transferee, subject to the provisions of this Agreement, at a price equal to or greater than the price specified in the Offer and in the manner and on terms no less favorable to the Selling Holder than were specified in the Offer. If the Shares are not sold within such 60-day period, they shall again become subject to the procedures provided in this Section 6. If the Shares are sold pursuant to the Offer, then the Selling Holder shall give the Company written notice promptly upon such Disposition by the Selling Holder.

     (f)  Notice of Disposition. To the extent that a Disposition of Shares
          ---------------------
hereunder was not subject to Section 6(e) above, Newco or the subsequent Holder, as the case may be, shall give the Company prompt written notice after such Disposition by such Person and shall describe in reasonable detail in such notice the provisions of this Section 6 pursuant to which such Disposition was effected and the detail relating to the sale (including the amount and class of Shares to be sold, the identity (if known) of the Person to whom such Person effected the Disposition of such Shares, the other material terms (to the extent known) upon which such Disposition was made and all other relevant information reasonably requested by the Company).

          (g)  Excluded Shares. Notwithstanding anything to the contrary in
               ---------------
Sections 6(a) through (f), neither the 600,000 Shares owned by Newco on the date of this Agreement nor the 150 Shares owned by Craig Duchossois on the date of this Agreement shall be subject to the provisions of Sections 6(a) through (f) of this Agreement.

          (h)  Dispositions Null and Void. Dispositions of Shares in violation
               --------------------------
of the provisions of this Agreement shall be null and void and the Shares subject to such Disposition shall remain subject to this Agreement.

          Section 7. Legend on Certificates.

          (a)  Legend. Each of Newco and the subsequent Holders hereby
               ------
acknowledges and agrees that each of the certificates representing the Shares held by such Person shall be subject to stop transfer instructions and shall include the following legend:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THESE SHARES ARE SUBJECT TO CERTAIN LIMITATIONS ON TRANSFER AND A VOTING AGREEMENT SET FORTH IN A STOCKHOLDER'S AGREEMENT DATED AS OF OCTOBER 26, 2001 BETWEEN TRINITY INDUSTRIES, INC. AND NEWCO. A COPY OF SUCH AGREEMENT IS ON FILE WITH THE SECRETARY OF TRINITY INDUSTRIES, INC.

          (b)  Removal of Legends. Within one business day after receipt by the
               ------------------
Company of a written demand by Newco, a Family Affiliate or subsequent Holder, the Company agrees to instruct the transfer agent to (i) terminate the stop transfer instructions and remove the legend with respect to Shares being transferred pursuant to Section 6(b)(v) or 6(b)(vi) of this Agreement, (ii) terminate stop transfer instructions and remove all but the first sentence of the above legend with respect to Shares being transferred pursuant to Section 6(b)(i) or 6(b)(iii), and (iii) remove the first sentence of the above legend if the Company is furnished an opinion of counsel reasonably satisfactory to the Company that such Shares may be freely transferred under applicable securities laws, but only with respect to the Shares being transferred.

          Section 8. Directors Designated by the Holders.

          (a)  Nomination of Designee. As promptly as practicable after the
               ----------------------
Closing Date, and subject to applicable law, the- Company shall take or cause to be taken all necessary actions to appoint or elect to the Board of Directors, and at each annual meeting of the stockholders of the Company following the Closing Date and prior to the termination of the Standstill Period, for so long as Newco, the Family Affiliates and the subsequent Holders own in the aggregate more than 7.5% of the then outstanding Voting Securities of the Company, the Company shall nominate, or cause to be nominated Craig Duchossois as a member of the Board of Directors. If Craig Duchossois or any Successor Designee is unable or unwilling at any time to serve as a member of the Board of Directors, then the holders of a majority of the Shares then held by Newco, the Family Affiliates and the subsequent Holders may provide the Company written notice containing the name of a proposed Successor Designee (as determined by the holders of a majority of the Shares then held by Newco, the Family Affiliates and the subsequent Holders) and all information required by Regulation 14A and
Schedule 14A under the Exchange Act with respect to such proposed Successor Designee. If the proposed Successor Designee is an Acceptable Designee, then, subject to applicable law, the Company shall nominate, or cause to be nominated the Successor Designee as a member of the Board of Directors.

          (b)  Election of Designee. Subject to applicable law, during the
               --------------------
Standstill Period, the Company shall use its reasonable efforts to cause the election of the Designee to the Board of Directors at the next meeting of the Company's stockholders at which directors are to be elected, and the Company shall use its reasonable efforts to cause the reelection of the Designee to the Board of Directors at each meeting of stockholders of the Company at which the Designee's term as a director for election will expire. Reasonable efforts under this clause (b) shall include the solicitation of proxies in favor of the election of the Designee, it being understood that efforts consistent with those used for other members of the slate of nominees recommended by the Board of Directors shall be deemed reasonable.

          (c)  Resignation of Designee. Newco shall take all actions necessary
               -----------------------
to cause the Designee to resign immediately (i) upon the fifth anniversary of the Closing Date if the Standstill Period is not extended as provided for herein and the Board of Directors requests the Designee's resignation or (ii) upon the tenth anniversary of the Closing Date if the Standstill Period is extended as provided in Section 1 and the Board of Directors requests the Designee's resignation.

          (d)  Nomination for Filling Vacancies. During the Standstill Period,
               --------------------------------
if and so long as Newco and the subsequent Holders own in the aggregate 19.9% of the then outstanding Voting Securities of the Company, the holders of a majority of the Shares held by Newco and the subsequent Holders may recommend (as determined by the holders of a majority of the Shares held by such Persons) to the Company a potential nominee to fill the vacancy on the Board of Directors; provided, however, the Company is not obligated to nominate such potential nominee.

          Section 9. Newco Responsible for Family Affiliates and Permitted Transferees.

          Newco shall cause each of the Family Affiliates and Permitted Transferees to comply with the terms of this Agreement, and Newco shall be responsible for any failure by the Family Affiliates and Permitted Transferees to comply with such terms.

          Section 10. Filing Notification.

          To the extent that any of Newco, a Family Affiliate, subsequent Holder or the Company is required to make any filings with the Commission in connection with the transactions contemplated by this Agreement, such party shall give the other parties a reasonable opportunity to review and comment on such filings prior to the filing thereof with the Commission.

         Section 11.  Specific Performance.

         Each of the parties hereto recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in the Merger Agreement, that the Company would not have entered into the Merger Agreement unless this Agreement was executed and that a breach by a party of any covenants or agreements contained in this Agreement shall cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Therefore each of the parties hereto agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and agreements and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

         Section 12.  Amendment and Modification.

         This Agreement may be amended, modified and supplemented only by written agreement of the Company and the holders of at least a majority of the Shares held by the Holders.

         Section 13.  Notices.

         All notices, requests, demands and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below:

                  If to Newco, to:

                                            c/o Duchossois Industries, Inc.
                                            Attn:  Corporate Secretary
                                            845 Larch Avenue
                                            Elmhurst, Illinois 60126-1196
                                            Attention: Corporate Secretary
                                            Facsimile: (630) 530-6051

       or to such other Person or address as Newco shall furnish to the Company.


                  If to the Company, to:

                                            Trinity Industries, Inc.
                                            2525 Stemmons Freeway

                                        Dallas, Texas 75207-2401
                                        Attention: Michael G. Fortado
                                        Facsimile: (214) 589-8824

                  With a copy, to:

                                        Haynes and Boone, LLP
                                        901 Main Street, Suite 3100
                                        Dallas, Texas 75202
                                        Attention: Michael M. Boone
                                        Facsimile: (214) 651-5940


         or to such other Person or address as the Company shall furnish to the Holder in writing.

         Section 14.  Severability.

         Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall fail to be in effect only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement or of any such provision.

         Section 15.  Assignment.

         This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but except as otherwise provided for or permitted herein neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.

         Section 16.  Governing Law.

         This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         Section 17.  Number of Shares.

         All references to specific numbers of shares and references to the Common Stock in this Agreement shall be with regard to the capitalization of the Company on the date hereof and are subject to the appropriate adjustments for any stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or similar transaction.

         Section 18.  Counterparts.

         This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 19.  Headings.

         The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         Section 20.  Entire Agreement.

         This Agreement, the Merger Agreement and all agreements referenced herein and therein set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

         Section 21.  Third Parties.

         Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         Section 22.  Termination.

         (a) Termination Following Change of Control. This Agreement shall
             ---------------------------------------
terminate on the date that the individuals who as of the date of this Agreement constituted the Board of Directors of the Company (together with any new directors whose election or appointment by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors then in office, excluding any director elected pursuant to Section 8 of this Agreement.

         (b) Termination With Respect to a Holder. This Agreement shall
             ------------------------------------
terminate with respect to a Holder (other than Newco but including subsequent Holders) as of the date that such Holder does not own of record or beneficially any Voting Securities.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                            TRINITY INDUSTRIES, INC.

                                            By:  /s/ John Lee
                                               ---------------------------------
                                            Name:  John M. Lee
                                                 -------------------------------
                                            Title: Vice President Business
                                                  ------------------------------
                                                   Development
                                                  ------------------------------



                                            THRALL CAR MANAGEMENT
                                            COMPANY, INC.

                                            By:  /s/ Robert L. Fealy
                                                --------------------------------
                                            Name:  Robert L. Fealy
                                                  ------------------------------
                                            Title: Vice President and Secretary
                                                  ------------------------------

                                    EXHIBIT A

                       Form of Counterpart Signature Page

         This Addendum Agreement (this "Addendum Agreement") made this _____ day
                                        ------------------
of _________, 200_, among _______________ (the "New Holder"), Trinity
                                                ----------
Industries, Inc., a Delaware corporation (the "Company"), and such stockholders
                                               -------
(the "Holders") of the Company who are parties to that certain Stockholders
      -------
Agreement dated as of October 26, 2001 (the "Agreement") among the Company and
                                             ---------
the Holders.

                              W I T N E S S E T H:

         WHEREAS, the Company and a Holder entered into the Agreement to impose certain restrictions and obligations upon the Holders and the shares of capital stock of the Company (the "Shares") owned by such Holders;

         WHEREAS, the New Holder is desirous of acquiring Shares from Newco; and

         WHEREAS, the Company and the Holders have required in the Agreement that, except as expressly provided in the Agreement, all Persons acquiring Shares from Newco or another Holder must enter into an Addendum Agreement binding the New Holders to the Agreement to the same extent as if it were an original party thereto, so as to promote the mutual interests of the Company, the Holders and the New Holders by imposing the same restrictions and obligations on the New Holder and the Shares owned by the New Holder as were imposed upon the Holders under the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises of the parties, and as a condition of the acquisition of the Shares, the New Holder acknowledges that the New Holder has read the Agreement. The New Holder shall be bound by, and shall have the benefit of, all the terms and conditions set out in the Agreement to the same extent as if the New Holder were a "Holder" as defined in the Agreement.

         The New Holder represents and warrants to the Company as follows:

          (a) Organization and Good Standing. If the New Holder is a
              ------------------------------
corporation, the New Holder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

          (b) Authority. The New Holder has the full power and authority to
              ---------
execute, deliver and carry out the terms and provisions of this Addendum Agreement and the Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Addendum Agreement and the Agreement.

         (c) Enforceability. This Addendum Agreement and the Agreement have been
             --------------
duly and validly authorized, executed and delivered by the New Holder, and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally.

         (d) Beneficial Ownership. As of the date hereof, the New Holder is the
             --------------------
record and beneficial owner of _____________ Shares, and except for the restrictions set forth in the Agreement, the New Holder owns such Shares free and clear of any Encumbrance. The New Holder does not possess any rights to acquire any additional Voting Securities.

         (e) Accredited Investor. The New Holder is an "accredited investor"
             -------------------
within the meaning of Regulation D under the Securities Act and it is acquiring its Shares of its own account and not with a view to the public distribution thereof.

         (f) No Conflicts. The execution and delivery of this Addendum Agreement
             ------------
and the Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Organizational Documents of the New Holder (other than a New Holder who is an individual), any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the New Holder is a party or by which the New Holder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the New Holder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of the New Holder to perform its obligations hereunder.

         This Addendum Agreement shall be attached to and become a part of the Agreement.

                                             New Holder

                                             ___________________________________
                                             Name:


                                      Address for notices under the Agreement:


                                             ___________________________________

                                             ___________________________________

                                             ___________________________________

                                             ___________________________________

         The spouse of the New Holder acknowledges that such spouse has read the Agreement. Such spouse is fully aware of, understands and fully consents and agrees to the terms and conditions of the Agreement and that such spouse's awareness, understanding, consent and agreement is evidenced by such spouse's execution and delivery of this Addendum Agreement.

                                              __________________________________
                                              Name of Spouse:

         Agreed to on behalf of the Holder and the Company pursuant to the Agreement.

                                              TRINITY INDUSTRIES, INC.

                                              By: ______________________________
                                              Name: ____________________________
                                              Title: ___________________________

                                    EXHIBIT B

                            Form of Standstill Notice

____________ __, 200_

Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207
Attn: General Counsel

         Re:  Agreement to Extend Standstill Period

Ladies and Gentlemen:

Reference is hereby made to the Stockholders Agreement dated October 26, 2001, among Trinity Industries, Inc., a Delaware corporation (the "Company") and the
                                                             -------
stockholders named therein (the "Stockholders Agreement"). The undersigned
                                 ----------------------
hereby delivers to the Company notification pursuant to the Stockholders Agreement that the Standstill Period is extended to the tenth anniversary of the Closing Date. Initially capitalized terms used but not defined herein have the meanings set forth in the Stockholders Agreement.

                                        ________________________________________
                                        [Craig Duchossois or Successor Designee]

                               ADDENDUM AGREEMENT

         This Addendum Agreement (this "Addendum Agreement") made this 26th day of October, 2001, among Thrall Investment Company, L.L.C., a Delaware limited liability company (the "New Holder"), Trinity Industries, Inc., a Delaware corporation (the "Company"), and such stockholders (the "Holders") of the Company who are parties to that certain Stockholders Agreement dated as of October 26, 2001 (the "Agreement") among the Company and the Holders.

                              W I T N E S S E T H:

         WHEREAS, the Company and a Holder entered into the Agreement to impose certain restrictions and obligations upon the Holders and the shares of capital stock of the Company (the "Shares") owned by such Holders;

         WHEREAS, the New Holder is desirous of acquiring Shares from Newco; and

         WHEREAS, the Company and the Holders have required in the Agreement that, except as expressly provided in the Agreement, all Persons acquiring Shares from Newco or another Holder must enter into an Addendum Agreement binding the New Holders to the Agreement to the same extent as if it were an original party thereto, so as to promote the mutual interests of the Company, the Holders and the New Holders by imposing the same restrictions and obligations on the New Holder and the Shares owned by the New Holder as were imposed upon the Holders under the Agreement.

         NOW, THEREFORE, in consideration of the mutual promises of the parties, and as a condition of the acquisition of the Shares, the New Holder acknowledges that the New Holder has read the Agreement. The New Holder shall be bound by, and shall have the benefit of, all the terms and conditions set out in the Agreement to the same extent as if the New Holder were a "Holder" as defined in the Agreement.

         The New Holder represents and warrants to the Company as follows:

         (a) Organization and Good Standing.  The New Holder is duly organized,
             ------------------------------
validly existing and in good standing under the laws of the jurisdiction of its organization.

         (b) Authority. The New Holder has the full power and authority to
             ---------
execute, deliver and carry out the terms and provisions of this Addendum Agreement and the Agreement and consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Addendum Agreement and the Agreement.

         (c) Enforceability. This Addendum Agreement and the Agreement have been
             --------------
duly and validly authorized, executed and delivered by the New Holder, and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally.

        (d) Beneficial Ownership. As of the date hereof, the New Holder is the
            --------------------
record and beneficial owner of 7,150,000 Shares, and except for the restrictions set forth in the Agreement, the New Holder owns such Shares free and clear of any Encumbrance. The New Holder does not possess any rights to acquire any additional Voting Securities.

        (e) Accredited Investor. The New Holder is an "accredited investor"
            -------------------
within the meaning of Regulation D under the Securities Act and it is acquiring its Shares of its own account and not with a view to the public distribution thereof.

        (f) No Conflicts. The execution and delivery of this Addendum Agreement
            ------------
and the Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Organizational Documents of the New Holder (other than a New Holder who is an individual), any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the New Holder is a party or by which the New Holder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the New Holder or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would impair the ability of the New Holder to perform its obligations hereunder.

        This Addendum Agreement shall be attached to and become a part of the Agreement.

                                       THRALL INVESTMENT COMPANY, L.L.C.


                                       By: /s/ Craig J. Duchossis
                                           -------------------------------------
                                       Name:  Craig J. Duchossis
                                       Title: Chief Executive Officer

                                       Address for notices under the Agreement:
                                       c/o Duchossois Industries, Inc.
                                       845 Larch Ave.
                                       Elmhurst, Illinois 60126
                                       Attention:  Craig J. Duchossois
                                       Facsimile:  (630) 530-6051

         Agreed to on behalf of the Holder and the Company pursuant to the Agreement.

                                                 TRINITY INDUSTRIES, INC.

                                                 By:   /s/ John Lee
                                                       -------------------------
                                                 Name:     John M. Lee
                                                       -------------------------
                                                 Title:    Vice President
                                                       -------------------------
                                                           Business Development
                                                       -------------------------